Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Sequoia Vaccines, Inc.

St. Louis, Missouri

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 24, 2023, except for the effects of the Reverse Stock Split described in Notes 3 and 16, as to which the date is January 26, 2024, relating to the financial statements of Sequoia Vaccines, Inc. (the Company), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

St. Louis, Missouri

January 26, 2024